                         [PVF CAPITAL CORP. LETERHEAD]




                                 April 30, 2007




Mr. Umberto Fedeli
The Fedeli Group
Crown Centre Building
P.O. Box 318003
Independence, OH 44131

Dear Umberto:

      After reviewing your most recent Amendment No. 2 to Schedule 13D filed on April 19, 2007, I am writing on behalf of the Board of Directors of PVF Capital Corp. ("PVF") to further clarify our recent correspondence with you regarding your request that the Board of Directors of PVF approve any purchase of shares by you which would result in your becoming an "interested shareholder" as defined in Chapter 1704 of the Ohio Revised Code ("Chapter 1704").

      As you know, Chapter 1704 provides that once a shareholder of a corporation becomes an "interested shareholder," defined generally as a person who exercises 10% of the corporation's voting power, the corporation may not engage in certain specified transactions with that shareholder or an entity affiliated or associated with that shareholder for a period of three years. The types of transactions that are subject to the three-year prohibition generally involve transactions directly with the interested shareholder or his or her affiliates or associates, such as a merger of the corporation with an entity that is affiliated or associated with the interested shareholder. After that three-year period, if the corporation were to engage in such a transaction with the interested shareholder or his affiliate or associate, the transaction would have to be approved by a two-thirds vote of the corporation's shareholders or the proposed transaction would have to meet other requirements designed to ensure that the corporation's other shareholders receive fair consideration in the transaction.

      The purpose of Chapter 1704 is to protect the shareholders of an Ohio corporation by preventing a person from acquiring significant voting power in a corporation and then using that voting power to force on the remaining shareholders a transaction that benefits the large shareholder to the detriment of the remaining shareholders of the corporation.

      In your letter of March 21, 2007, you requested that the Board of Directors of PVF Capital Corp. approve any purchase of shares by you which would result in your becoming an "interested shareholder" as defined in Chapter 1704. However, you did not provide the Board of Directors with any information regarding the transaction you propose involving PVF and you or your affiliated or associated entity should you purchase additional PVF common stock and become an "interested shareholder." You merely stated, "...[I] am contemplating continued purchases of shares that would result in my ownership interest increasing to in excess of 10% of the outstanding shares." You also stated that, "I am also willing to engage in discussions with PVF which would allow me to significantly increase my ownership." These statements are exceedingly vague and provide no specific proposals for a transaction of the type covered by Chapter 1704. If the Board of Directors were to approve your request, they would deprive the other shareholders of the important shareholder protections of Chapter 1704 without having any knowledge of a specific transaction you propose involving PVF and you or your affiliated or associated entity and whether any such transaction might or might not be in the best interests of PVF and all the shareholders.

      I cannot imagine how you could expect the PVF Board of Directors to agree to deprive the holders of 94% of PVF's stock of the protections of Chapter 1704 to help you, a 6% shareholder, pursue an undisclosed transaction with PVF without having the slightest detail as to the specifics of the transaction. PVF's Board of Directors has the legal obligation to make informed decisions that would be in the best interests of all the shareholders.

      We note that in your recent amendment to Schedule 13D, you stated, "Mr. Fedeli regrets the decision of the Company's board [not to approve purchases under Chapter 1704] and believes it is not in the best interests of shareholders to in any way limit or restrict the ability of a shareholder who has expressed an interest in the Company to purchase additional Shares." Your assertion that PVF's Board has restricted your ability to purchase additional shares, is, of course, not true. The Board of Directors did not in any way limit or restrict your ability to purchase additional shares of PVF stock. Like any shareholder, you are free to buy as much PVF stock in the open market as you desire, subject to the same federal banking laws to which all investors are subject. Rather, the Board of Directors simply declined to remove the shareholder protections afforded by Chapter 1704 in the absence of any specific proposal that would warrant removal of those protections. As you yourself stated in the preceding paragraph of your Schedule 13D amendment, "Absent board approval, Mr. Fedeli may still acquire more than 10% of the outstanding Shares but may, as an "interested shareholder," be limited in engaging in certain transactions with the Company."

      We further note that under Securities and Exchange Commission regulations, you are required to disclose in Schedule 13D any plans or proposals you have that relate to or would result in, among other things, your acquisition of additional shares of PVF securities, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving PVF, or a sale of a material amount of assets by PVF. As you have not disclosed any such plans or proposals in your Schedule 13D filings, the Board of Directors can only assume you have no such plans or proposals. If this is the case, there simply would appear to be no need for the Board of Directors of PVF to act on your request, and you may continue to purchase PVF shares in the open market just like any other shareholder. On the other hand, if you have a plan or proposal of the nature described above or that is covered by Chapter 1704, then we request that you disclose any such plan or proposal, as required by the federal securities laws, so that the Board of Directors may consider your proposal in light of the best interests of PVF and all the shareholders.

                                    Sincerely,

                                    /s/ John R. Male

                                    John R. Male
                                    Chairman of the Board